EXHIBIT 5

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

August 16, 2007

Spartan Stores, Inc.
850 76th Street, S.W.
Post Office Box 8700
Grand Rapids, Michigan 49518-8700

                    Re:          Spartan Stores, Inc. Registration Statement on Form S-3

Dear Ladies and Gentlemen:

                    We have acted as counsel to Spartan Stores, Inc., a Michigan corporation (the "Company"), in connection with the registration for resale of $110,000,000 aggregate principal amount of the Company's 3.375% Convertible Senior Notes due 2027 (the "Notes") and 4,224,264 shares of its common stock, no par value (the "Common Stock"), initially reserved for issuance upon due conversion of the Notes, under the Indenture, dated as of May 30, 2007 (the "Indenture"), between the Company and The Bank of New York Trust Company, N.A., as trustee, under the Securities Act of 1933, as amended (the "Act"), by the Company, under a registration statement on Form S-3 under the Act filed with the Securities and Exchange Commission (the "Commission") on August 16, 2007 (the "Registration Statement"). This opinion is being furnished under Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated in this letter with respect to the Notes and the Common Stock.

                    As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We do not express an opinion as to laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal or other local ordinances, codes and regulations).

                    Subject to the foregoing and the other matters set forth in this letter, it is our opinion that, as of the date of this letter:

                    (1)          The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                    (2)          When certificates (in the form of the specimen certificates examined by us) representing the Common Stock have been duly executed and delivered against surrender of the converted Notes in accordance with the Indenture, the Common Stock so issued will be legally issued, fully paid and nonassessable.

                    Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy and (d) the severability, if invalid, of provisions to the foregoing effect.

                    With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the "Documents") have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

                    This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

WARNER NORCROSS & JUDD LLP

By:	/s/ Gordon R. Lewis
Gordon R. Lewis
A Partner